                           SCHEDULE 14C INFORMATION

              Information Statement Pursuant to Section 14(c) of
                      the Securities Exchange Act of 1934

Check the appropriate box:

[_] Preliminary Information Statement

                                          [_] Confidential, for Use of the
[X] Definitive Information Statement          Commission Only (as Permitted by
                                              Rule 14c-5(d)(2))


                             SILICON GAMING, INC.
               (Name of Registrant as Specified In Its Charter)

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[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                             SILICON GAMING, INC.
                             2800 W. Bayshore Road
                          Palo Alto, California 94303

                               ----------------

                             INFORMATION STATEMENT

  This Information Statement is being furnished to the stockholders of Silicon Gaming, Inc., a California corporation ("Silicon Gaming" or the "Company") pursuant to Section 14(c) of the Securities Exchange Act of 1934 and Rule 14c-101 thereunder.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

  At the close of business on November 15, 1999, there were 14,547,064 shares of the Company's Common Stock issued and outstanding. The Company's Common Stock is the only class of its securities outstanding entitled to vote for the election of directors of the Company at a stockholders' meeting if one were to be held. Each share of the Common Stock entitles its record holder to one vote.

  This Information Statement will be mailed to the stockholders of Silicon Gaming on or about December 6, 1999.

                                 INTRODUCTION

  The Company anticipates that on or before December 27, 1999, the holders of a majority of the outstanding shares of Common Stock of the Company will approve, by a written consent action, an amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 to 750,000,000 (the "Amendment"). (See "Amendment of Articles of Incorporation"). The Amendment will not occur until after the expiration of the 20-day period beginning the later of the date of the filing of this Information Statement with the Securities and Exchange Commission pursuant to Rule 14c-5 or the date of the mailing of this Information Statement to the Company's stockholders.

  Please read this Information Statement carefully. It describes the terms of the Amendment and contains certain financial and other information about the Company.

                  AMENDMENT TO THE ARTICLES OF INCORPORATION

  On November 24, 1999, the Board of Directors of Silicon Gaming approved and adopted a resolution to propose to the stockholders of the Company the Amendment. Under Section 902 of the California General Corporation Law ("CGCL"), the Articles of Incorporation of a corporation may be amended if the amendment is approved by the board of directors and approved by a majority of the outstanding voting shares, either before or after the approval by the board. The company anticipates that a majority of the outstanding shares of Common Stock will, by consent action pursuant to Section 603 of the CGCL, approve the Amendment. Upon execution of the consent action, the Company will file the Amendment with the Secretary of State of California, as required by
Section 905 of the CGCL. The record date for holders of the Common Stock with regard to the consent action is December 6, 1999. The record date was set by the Board of Directors at a meeting held on November 24, 1999. The consent action will take place no sooner than 20 days from the mailing of this Information Statement.

  The proposed Amendment to the current Section 1 of Article III of Silicon Gaming's Amended and Restated Articles of Incorporation would increase the number of authorized shares of Common Stock from 50,000,000 to 750,000,000. The proposed increase in the number of authorized shares is primarily in order to facilitate the restructuring ("Restructuring") of Silicon Gaming, as disclosed in the Information Statement filed with the Securities and Exchange Commission on November 3, 1999 and delivered to shareholders on or about November 4, 1999.

  In connection with the Restructuring, the Company: (1) issued 39,750 shares of Series D Convertible Preferred Stock ("Series D Preferred Stock") as well as a warrant (the "Series E Warrant") to purchase shares of Series E Convertible Preferred Stock ("Series E Preferred Stock") in exchange for the cancellation of $39.75 million in aggregate principal amount of its outstanding 10% Senior Discount Notes (the "Senior Discount Notes"); (2) amended the terms and provisions of the $7.5 million of Senior Discount Notes that remained outstanding; (3) adopted the Silicon Gaming, Inc. 1999 Long Term Compensation Plan pursuant to which equity-based incentives will be issued to management and employees (the "Management Incentive Plan"); and (4) issued $2 million in aggregate principal amount of New Notes to the holder of the Senior Discount Notes in consideration for $2 million in immediately available funds. In addition, as soon as practicable the Company intends to conduct an exchange offer with existing shareholders whereby participating shareholders will have the opportunity to exchange each share of Common Stock they hold for a unit ("Unit") consisting of one share of Common Stock and a warrant ("Old Equity Warrant") to purchase 3.59662 additional shares of Common Stock.

  The Series D Preferred Stock and the Series E Preferred Stock are convertible into Common Stock. The current number of authorized shares of Common Stock is inadequate to provide for the possible conversion of the Series D Preferred Stock and Series E Preferred Stock into Common Stock, the exercise of the Old Equity Warrants, and issuances under the Management Incentive Plan. As a result, the Company proposes to amend its Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock. The Amendment in and of itself will not affect the current shareholders. However, issuances of Common Stock upon conversion of the Series D Preferred Stock or Series E Preferred Stock, upon exercise of the Old Equity Warrants, or under the Management Incentive Plan could have a dilutive effect on current shareholders. Holders of Common Stock of the Company do not have preemptive rights.

  As of November 15, 1999, there were 14,547,064 shares of Common Stock issued and outstanding, and 5,676,149 shares reserved for issue upon exercise of options, warrants and outstanding preferred stock. Consequently, as of November 15, 1999, there were 29,776,787 shares of Common Stock authorized but unreserved. Upon approval of the Amendment by written consent action by a majority of shareholders, the Company will file the Amendment with the California Secretary of State.

                        DISSENTERS' RIGHTS OF APPRAISAL

  The proposed Amendment does not result in dissenters' rights of appraisal.

                            WRITTEN CONSENT ACTION

  As of the close of the Restructuring the Company intends to issue 7,828,745 shares of restricted Common Stock (the "Restricted Shares") to each of Mr. Andrew Pascal and Mr. Paul Mathews under the Management Incentive Plan. Upon issuance of the Restricted Shares Mr. Pascal will hold approximately 8,045,410 shares of Common Stock or approximately 26.6% of the outstanding Common Stock of the Company, and Mr. Mathews will hold approximately 7,878,744 shares of Common Stock or approximately 26.1% of the outstanding Common Stock of the Company. Collectively, Messrs. Pascal and Mathews will hold approximately 15,924,154 shares of Common Stock or approximately 52.7% of the outstanding Common Stock of the Company. Messrs. Pascal and Mathews each intend to pay for the Restricted Shares by issuing a non-recourse promissory note to the Company for the fair market value of the shares on the date of issuance, as determined by the Board of Directors of the Company. Messrs. Pascal and Mathews each intend to pledge the Restricted Shares as collateral against the payment of the promissory notes. Mr. Pascal is the current President and Chief Executive Officer for the Company and is a member of the Board of Directors of the Company. Mr. Mathews is the current Vice President of Business Development and Government Affairs for the Company.

  The Company expects that Messrs. Matthews and Pascal will, by written consent action, approve the Amendment on or about December 27, 1999.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of November 15, 1999 the beneficial ownership of the voting securities of Silicon Gaming by each person known by the Company to be the beneficial owner of 5% or more of any class of its voting securities, (ii) each of its current directors, (iii) each Named Executive Officer of the Company, and (iv) all current directors and executive officers as a group. Such information is based upon information furnished by each such person and is correct to the best knowledge of the Company. To Silicon Gaming's knowledge, each person named has the sole voting and investment power with respect to the securities listed as owned by him or it. The indicated percentages are based upon the number of Common Shares outstanding of the Company as of November 15, 1999, and, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date.

                                                           Shares of Common
                                                          Stock Beneficially
                                                               Owned(1)
                                                         --------------------
    Five Percent Shareholders, Directors and Executive             Percentage
                         Officers                         Number   Ownership
    --------------------------------------------------   --------- ----------
   DDJ Capital Management, LLC(2)....................... 1,066,460    7.01
     141 Linden Street, Suite 4
     Wellesley, MA 02482-7910
   FMR Corp.(3).........................................   893,500    6.14
     82 Devonshire Street
     Boston, MA 02109
   William Hart(4)......................................   697,624    4.81
   Andrew S. Pascal.....................................   646,665    4.32
   Kevin R. Harvey(5)...................................   620,665    4.27
   Paul D. Mathews......................................   256,665    1.74
   Betsy B. Sutter......................................   225,200    1.52
   Thomas J. Volpe(6)...................................   148,054    1.05
   All directors and current executive officers as a
    group
    (8 persons)(7)...................................... 2,950,617   18.70

--------
(1) Beneficial ownership is determined in accordance with the Rule 13d-3 of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after November 15, 1999, are deemed outstanding; such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. In general, options granted under the 1994 Stock Option Plan are fully exercisable from the date of grant, subject to the Company's right to repurchase any unvested shares at the original exercise price upon termination of employment. The information set forth in this table does not include shares beneficially owned or outstanding shares of Common Stock issuable upon conversion of Nonvoting Redeemable Convertible Preferred Stock (the "Nonvoting Preferred"), which is convertible only upon 75 days' prior notice to the Company. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) Based on information provided in Schedule 13D as filed 7/26/99 by DDJ Capital Management, LLC ("DDJ"). Includes 625,000 shares issuable upon exercise of currently exercisable warrants. All of the 1,066,460 shares are held by B III Capital Partners, L.P. ("B III"). DDJ Capital III, LLC, an affiliate of DDJ, is the general partner of, and DDJ is the investment manager for B III.
(3) Based on information provided in Schedule 13G as filed 2/1/99 by FMR Corp.
(4) Includes 591,768 shares held by Technology Partners Fund V, L.P., of which TPW Management V, L.P. ("TPW") is the general partner, and 24,002 shares held by TPW. Mr. Hart is the Managing Partner of TPW. Mr. Hart disclaims beneficial ownership of these shares except to the extent of his proportionate interest therein. Includes 22,499 shares subject to options exercisable within 60 days after November 15, 1999. Excludes 290,118 shares of Common Stock issuable upon conversion of Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, Technology Partners Fund V, L.P. would be the beneficial owner of 6.80% of the Company's outstanding Common Stock.
(5) Includes 520,400 shares held by Benchmark Capital Partners, L.P., and 60,600 shares held by Benchmark Founders' Fund, L.P. Mr. Harvey is a member of Benchmark Capital Management LLC ("BCM"), the general partner of each of these entities. Mr. Harvey disclaims beneficial ownership of these shares except to the extent of his proportionate interest therein. Includes 22,499 shares subject to options exercisable within 60 days after November 15, 1999. Excludes 450,987 shares of Common Stock issuable upon conversion of Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, BCM would be the beneficial owner of 7.37% of the Company's outstanding Common Stock.
(6) Includes 133,333 shares held by Interpublic Benefit Protection Trust, of which Mr. Volpe is a trustee.
(7) Includes 1,277,813 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after November 15, 1999. Includes one executive officer who was appointed in February 1999 and one who was appointed in June 1999. Also includes 591,768 shares held by Technology Partners Fund V, L.P. and 24,002 shares held by TPW, of which Mr. Hart, the Managing Partner of TPW, the general partner of Technology Partners Fund V, L.P., disclaims beneficial ownership except to the extent of his proportionate interest therein; 520,400 shares and 60,600 shares beneficially owned by BCM, of which Mr. Harvey, a member of BCM, disclaims beneficial ownership except to the extent of his proportionate interest therein; and 133,333 shares held by Interpublic Benefit Protection Trust, of which Mr. Volpe is a trustee. Excludes 290,118 shares and 450,987 shares, respectively, of Nonvoting Preferred beneficially owned by Technology Partners Fund V, L.P. and BCM. Assuming conversion of all outstanding shares of Nonvoting Preferred, the Company's executive officers and directors as a group would be deemed to be the beneficial owner of 23.38% of the Company's outstanding Common Stock.